EXHIBIT 1.5
CERTIFICATE OF STANLEY C. BARTLETT, P.GEO

As a qualified person responsible for preparing or supervising the preparation of the technical report entitled "Sterlite Gold Ltd. - Mineral Resources of the Zod Gold Mine, Armenia" dated 17th November 2004 (the “Technical Report”), I hereby make the following statements:

1. My name is Stanley C. Bartlett and I hold the position of Senior Economic Geologist at Micon International Co Limited, Mineral Industry Consultants. My address is Suite 10, Keswick Hall, Keswick, Norfolk, United Kingdom, NR4 6TJ.

2. (a)  I have the following qualifications:
•	BSc. Geological Sciences, University of British Columbia, Vancouver, British Columbia, Canada
•	MSc. Mining Geology, Camborne School of Mines, Redruth, Cornwall, United Kingdom

Senior Economic Geologist and Managing Director of Micon International Co Limited, Norwich, UK with 27 years of experience in base and precious metals mining.
Formerly:
Miner Superintendent, Andacollo Copper Mine, Andacollo, Region IV, Chile.
Chief Geologist, Andacollo Copper Mine, Andacollo, Region IV, Chile.
Chief Geologist, Canada Tungsten Mining Corporation Limited, Vancouver, BC, Canada.
Chief Mine Geologist, Canada Tungsten Mine, Tungsten, NWT, Canada.
Senior Geologist, Bema Industries Ltd., Langley, BC, Canada

(b)	I belong to the following professional associations:
•	Member of the Association of Professional Engineers and Geoscientists of British Columbia (No. 19698)

3. By reason of experience and education, I fulfil the requirements of a “Qualified Person” as set out in National Instrument 43-101.

4. I visited the Zod Mine in February and August 2004 and in April 2005 for a total period of 11 days.

5. I am responsible for the following items in the Technical Report:
Mineral resource estimation.

6. I am independent of Sterlite Gold Ltd applying all the tests in Section 1.4 of National Instrument 43-101.

7. I have not had prior involvement with the property that is the subject of this report.

8. I have read National Instrument 43-101 and Form 43-101F1 and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1.

9. As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

DATED:  25 th of August, 2006.

Stanley C. Bartlett, P.Geo